Exhibit 10.1
EXECUTION COPY

U.S. $1,500,000,000
FIVE-YEAR
CREDIT AGREEMENT
Dated as of May 22, 2006
among
PEPSICO, INC.,
as Borrower,
THE LENDERS NAMED HEREIN,
CITIBANK, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
CITIGROUP GLOBAL MARKETS INC.
and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

iii

Schedules

Schedule I	Commitments
Schedule II	Agent’s Address
Exhibits

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Competitive Bid Note
Exhibit B-1	Form of Notice of Revolving Credit Borrowing
Exhibit B-2	Form of Notice of Competitive Bid Borrowing
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Designation Letter
Exhibit E	Form of Termination Letter

iv

FIVE-YEAR CREDIT AGREEMENT
Dated as of May 22, 2006
     PEPSICO, INC., a North Carolina corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), agree, as of May 22, 2006, as follows:
PRELIMINARY STATEMENT
     The Company has requested that the Lenders agree to extend credit to it from time to time in an aggregate principal amount of up to $1,500,000,000 for general corporate purposes of the Company and its Subsidiaries not otherwise prohibited under the terms of this Agreement. The Lenders have indicated their willingness to agree to extend credit to the Company from time to time in such amount on the terms and conditions of this Agreement.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms.
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Advance” means a Revolving Credit Advance or a Competitive Bid Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agent’s Account” means such account as the Agent shall designate from time to time in a notice to the Company and the Lenders.
     “Agent’s Address” means the address or addresses on Schedule II attached hereto.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced publicly by Citibank, from time to time, as Citibank’s base rate; and
     (b) 1/2 of one percent per annum above the Federal Funds Rate.
     “Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a).
     “Borrower” means, at any time, collectively, the Company (both as a Borrower and as a guarantor under Article IX of Advances made to the Borrowing Subsidiaries) and each Borrowing Subsidiary.
     “Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.
     “Borrowing Subsidiary” means any Subsidiary of the Company, as to which a Designation Letter has been delivered to the Agent and as to which a Termination Letter has not been delivered to the Agent in accordance with Section 2.17.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of the Agent’s Address or in New York, New York and if such day relates to a Eurodollar Rate Advance, it shall also mean a day on which dealings are carried on by and between banks in the London interbank eurodollar market.
     “Cash Collateralize” has the meaning specified in Section 2.18(g).
     “Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Credit Advances and purchase participations in L/C Obligations. Such Lender’s Commitment shall be the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05(a) or increased pursuant to Section 2.05(c).
     “Competitive Bid Advance” means an advance by a Lender to a Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.
     “Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.03.
     “Competitive Bid Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.
     “Competitive Bid Reduction” has the meaning specified in Section 2.01.
     “Confidential Information” means information that the Company furnishes to the Agent or any

Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes rightfully available to the Agent or such Lender from a source other than the Company.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Net Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization, and other valuation reserves), less all current liabilities (excluding intercompany liabilities) and all intangible assets of the Company and its Restricted Subsidiaries, all as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in accordance with GAAP.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Default Rate” means (a) with respect to a Base Rate Advance and any other amount owing hereunder (other than a Eurodollar Rate Advance), the Base Rate plus two percent (2%) per annum and (b) with respect to all Eurodollar Rate Advances, the rate otherwise applicable to such Eurodollar Rate Advance plus two percent (2%) per annum.
     “Designation Letter” has the meaning specified in Section 2.17(a).
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; provided, however, that each Person described in clauses (ii) through (vi) shall have a short term public debt rating of not less than A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and shall be approved by the Company, such approval not to be unreasonably withheld or delayed; and (vii) any other Person approved by the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment, health, safety or Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance constituting part of the same Revolving Credit Borrowing, an interest rate per annum appearing on display page 3750 of the Telerate Markets (“Page 3750”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 A.M. (London time) on the date two Business Days prior to the first day of such Interest Period as the rate for Dollar deposits having a term comparable to such Interest Period, or in the event such offered rate is not available from Page 3750, the average (rounded to the nearer whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such

Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance constituting part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Eurodollar Rate does not appear on Page 3750 (or any successor page), the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance constituting part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.
     “Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(b).
     “Events of Default” has the meaning specified in Section 6.01.
     “Existing Credit Agreements” means (a) the $750,000,000 Third Amended and Restated Five-Year Credit Agreement dated as of June 7, 2004 (as amended, supplemented or otherwise modified from time to time) among the Company, the banks, financial institutions and other institutional lenders party thereto and Bank of America, N.A., as administrative agent for the Lenders and such other lenders, (b) the $750,000,000 Fourth Amended and Restated 364-Day Credit Agreement dated as of May 26, 2005 (as amended, supplemented or otherwise modified from time to time) among the Company, the banks, financial institutions and other institutional lenders party thereto and Bank of America, N.A., as administrative agent for the Lenders and such other lenders, (c) the $300,000,000 Revolving Credit Facility dated as of October 7, 2005 between the Company and Bank of America, N.A. and (d) the Amended and Restated $300,000,000 Bilateral Revolving Credit Facility dated as of October 7, 2005 between the Company and Citibank, N.A.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i).
     “GAAP” has the meaning specified in Section 1.03.
     “Guaranteed Obligations” has the meaning specified in Section 9.01.
     “Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guideline.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “Honor Date” has the meaning set forth in Section 2.18(c).

     “Information Memorandum” means the Confidential Offering Memorandum dated April 2006 used by the Lead Arrangers in connection with the syndication of the Commitments.
     “Interest Period” means, for each Eurodollar Rate Advance constituting part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six, or (subject to availability, as determined by the Lenders) nine or twelve months, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (i) the Company may not select any Interest Period that ends after the Termination Date;
     (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances constituting part of the same Revolving Credit Borrowing shall be of the same duration;
     (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its L/C Participation Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Citibank, N.A. in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Participation Percentage” means, with respect to a Letter of Credit, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the sum of (a) the aggregate amount of the Commitments of the Lenders at such time plus (b) the aggregate amount of Commitments of Lenders that were terminated by the Company pursuant to Section 2.05(b) or 2.06(b) but were in effect at the time such Letter of Credit was issued; provided that if the Commitment of each Lender to make Advances and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 6.01, then the L/C Participation Percentage of each Lender shall be determined based on the L/C Participation Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lead Arrangers” means each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in its capacity as joint lead arranger and joint bookrunner, and any successors thereof.
     “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Sections 2.05(c), 2.06(b) or 8.07, and, as the context requires, includes the L/C Issuer.
     “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is thirty days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.18(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the aggregate amount of the Commitments of the Lenders and (b) $250,000,000.
     “LIBO Rate Advances” has the meaning specified in Section 2.03(a)(i).
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.
     “Loan Documents” means, collectively, this Agreement, the Notes, each Designation Letter, each Issuer Document and each Termination Letter.

     “Material Adverse Change” means any material adverse change in the financial condition, operations or properties of the Company or the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations or properties of the Company or the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement, any Issuer Document or any Note or (c) the ability of the Company to perform its obligations under this Agreement, any Issuer Document or any Note.
     “Material Subsidiary” means each Subsidiary of the Company to which is attributed five percent or more of the net sales of the Company and its Subsidiaries taken as a whole for the most recently ended fiscal year.
     “New Lender” means, for purposes of Section 2.05(c), an Eligible Assignee (which may be a Lender) selected by the Company with (in the case of a New Lender that is not already a Lender) prior consultation with the Agent.
     “Note” means a Revolving Credit Note or a Competitive Bid Note.
     “Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).
     “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Principal Property” means any single manufacturing or processing plant, office building, warehouse or portion thereof owned or leased by the Company or a Restricted Subsidiary other than a plant, office building, warehouse or portion thereof which, in the reasonable opinion of the Company’s Board of Directors, is not of material importance to the business conducted by the Company and its Restricted Subsidiaries as an entirety.
     “Reference Banks” means Citibank, N.A., JPMorgan Chase Bank, N.A. and Bank of America, N.A. (and any successors thereof).
     “Register” has the meaning specified in Section 8.07(d).
     “Required Lenders” means at any time (i) Lenders having more than 50% of the aggregate amount of the Commitments, and (ii) if the Commitments of the Lenders have been terminated, Lenders owed more than 50% of the then aggregate unpaid principal amount of the Borrowings and L/C Obligations.
     “Restricted Subsidiary” means at any time any Subsidiary of the Company except a Subsidiary which is at the time an Unrestricted Subsidiary.
     “Revolving Credit Advance” means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
     “Revolving Credit Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock of such corporation or limited liability company (irrespective of whether at the time capital stock or membership interests of any other class or classes of such corporation or limited liability company shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Syndication Agents” means, collectively, Citibank, N.A. and JPMorgan Chase Bank, N.A.
     “Termination Date” means May 22, 2011 or, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01 or, in the case of any Lender whose Commitment is extended pursuant to Section 2.06(b), the date to which such Commitment is extended; provided in each case that if any such date is not a Business Day, the relevant Termination Date of such Lender shall be the immediately preceding Business Day.
     “Termination Letter” has the meaning specified in Section 2.17(b).
     “Type” has the meaning specified in the definition of “Revolving Credit Advance”.
     “Unreimbursed Amount” has the meaning specified in Section 2.18(c)(i).
     “Unrestricted Subsidiary” means any Subsidiary of the Company (not at the time designated a Restricted Subsidiary) (i) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services, or other similar operations, or any continuation thereof, (ii) substantially all the assets of which consist of the capital stock of one or more such Subsidiaries, or (iii) designated as such by the Company’s Board of Directors; provided that if any securities are outstanding under the Indenture dated as of December 14, 1994 between the Company and JPMorgan Chase Bank, N.A. as successor to The Chase Manhattan Bank (National Association), Trustee, such designation will not constitute a violation of the terms of such indenture. Any Subsidiary designated as a Restricted Subsidiary may be designated as an Unrestricted Subsidiary unless such designation will constitute a violation of the terms of the Indenture dated as of December 14, 1994 between the Company and JPMorgan Chase Bank, N.A. as successor to The Chase Manhattan Bank (National Association), Trustee.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     Section 1.02 Computation of Time Periods.
     In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

     Section 1.03 Accounting Terms.
     All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).
     Section 1.04 Letter of Credit Amounts.
     Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     Section 2.01 The Revolving Credit Advances.
     Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Company and any Borrowing Subsidiary from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment, provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of (a) the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”) and (b) the aggregate amount of the L/C Obligations then outstanding. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Company exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Company in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.
     Section 2.02 Making the Revolving Credit Advances.
     (a) Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Company (on its own behalf and on behalf of any Borrowing Subsidiary) to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telecopier, confirmed promptly in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances constituting such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance and (v) name of the relevant Borrower (which shall be the Company or a Borrowing Subsidiary). Each Lender shall, before 12:00 noon (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such same day funds available to the relevant Borrower at such Borrower’s account at the Agent’s address referred to in Section 8.02; provided, however, that if, on the date of a Revolving Credit Borrowing, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the relevant Borrower as provided above.
     (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $25,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than twelve separate Revolving Credit Borrowings.
     (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the relevant Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.
     (d) Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to Revolving Credit Advances constituting such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement and shall be made available in same day funds to the relevant Borrower’s account at the Agent’s address referred to in Section 8.02.

     (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
     Section 2.03 The Competitive Bid Advances.
     (a) Each Lender severally agrees that each Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances and L/C Obligations then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction) and provided that if any Lender does not make a Competitive Bid Advance it shall not reduce such Lender’s obligation to make its pro rata share of a Revolving Credit Advance.
     (i) The Company (on its own behalf and on behalf of any Borrowing Subsidiary) may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier, confirmed promptly in writing, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein (u) the date of such proposed Competitive Bid Borrowing, (v) the aggregate amount of such proposed Competitive Bid Borrowing, (w) the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (x) the interest payment date or dates relating thereto, (y) the name of the Borrower, and (z) any other terms to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Company shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances constituting any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Company shall instead specify in the Notice of Competitive Bid Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them (the Advances constituting such Competitive Bid Borrowing being referred to herein as “LIBO Rate Advances”). The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.
     (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the relevant Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Company), before 10:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.
     (iii) The Company shall, in turn, before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 1:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:
     (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or
     (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. If the Company accepts any offers made by Lenders pursuant to paragraph (ii) above, such offers shall be accepted in the order of the lowest to highest interest rates or, if two or more Lenders offer to make Competitive Bid Advances at the same interest rate, such offers, if any, shall be accepted in proportion to the amount offered by each such Lender at such interest rate.
     (iv) If the Company notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.
     (v) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the

Company, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such same day funds available to the relevant Borrower at such Borrower’s account at the Agent’s address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.
     (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Company shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.
     (c) Within the limits and on the conditions set forth in this Section 2.03, each Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.
     (d) Each Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance to such Borrower, on the maturity date of such Competitive Bid Advance (such maturity date being that specified by the Company for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.
     (e) Each Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance to such Borrower from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance.

     (f) The indebtedness of each Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.
     Section 2.04 Fees.
     (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment irrespective of usage from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date (on a daily basis) at a rate per annum equal to 0.04%, payable in arrears quarterly on the last day of each June, September, December and March, commencing June 30, 2006, and on the Termination Date.
     (b) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
     Section 2.05 Termination, Reduction or Increase of Commitments.
     (a) The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Advances and L/C Obligations then outstanding.
     (b) If any Lender shall make a demand under Section 2.11 or 2.14, the Company shall have the right, upon at least ten Business Days’ notice, to terminate in full the Commitment of such Lender or to demand that such Lender assign to one or more Persons all of its rights and obligations under this Agreement in accordance with Section 8.07. If the Company shall elect to terminate in full the Commitment of any Lender pursuant to this Section 2.05(b), the Company shall (i) pay to such Lender, on the effective date of such Commitment termination, an amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (ii) Cash Collateralize such Lender’s L/C Participation Percentage, whereupon such Lender shall cease to be a party hereto.
     (c) (i) Not more than once in any calendar year, the Company may propose to increase the aggregate amount of the Commitments by an aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof (a “Proposed Aggregate Commitment Increase”) in the manner set forth below, provided that:
     (1) no Default shall have occurred and be continuing either as of the Increase Notice Date (as hereinafter defined) or as of the related Increase Date (as hereinafter defined); and
     (2) after giving effect to any such increase, the aggregate amount of the Commitments shall not exceed $2,000,000,000.

     (ii) The Company may request an increase in the aggregate amount of the Commitments by delivering to the Agent a notice (an “Increase Notice”; the date of delivery thereof to the Agent being the “Increase Notice Date”) specifying (1) the Proposed Aggregate Commitment Increase, (2) the proposed date (the “Increase Date”) on which the Commitments would be so increased (which Increase Date may not be fewer than 30 nor more than 60 days after the Increase Notice Date) and (3) the New Lenders, if any, to whom the Company desires to offer the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase. The Agent shall in turn promptly notify each Lender of the Company’s request by sending each Lender a copy of such notice.
     (iii) Not later than the date five days after the Increase Notice Date, the Agent shall notify each New Lender, if any, identified in the related Increase Notice of the opportunity to commit to all or any portion of the Proposed Aggregate Commitment Increase. Each such New Lender may irrevocably commit to all or a portion of the Proposed Aggregate Commitment Increase (such New Lender’s “Proposed New Commitment”) by notifying the Agent (which shall give prompt notice thereof to the Company) before 11:00 A.M. (New York City time) on the date that is 10 days after the Increase Notice Date; provided that:
     (1) the Proposed New Commitment of each New Lender shall be in an amount not less than $25,000,000; and
     (2) each New Lender that submits a Proposed New Commitment shall enter into an agreement in form and substance satisfactory to the Company and the Agent pursuant to which such New Lender shall undertake a Commitment (and, if any such New Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date), and shall pay to the Agent a processing and recordation fee of $5,000.
     (iv) If the aggregate Proposed New Commitments of all of the New Lenders shall be less than the Proposed Aggregate Commitment Increase, then (unless the Company otherwise requests) the Agent shall, on or prior to the date that is 15 days after the Increase Notice Date, notify each Lender of the opportunity to so commit to all or any portion of the Proposed Aggregate Commitment Increase not committed to by New Lenders pursuant to Section 2.05(c) (iii). Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to commit to all or a portion of such remainder (such Lender’s “Proposed Increased Commitment”) by notifying the Agent (which shall give prompt notice thereof to the Company) not later than 11:00 A.M. (New York City time) on the date five days before the Increase Date.
     (v) If the aggregate amount of Proposed New Commitments and Proposed Increased Commitments (such aggregate amount, the “Total Committed Increase”) equals or exceeds $25,000,000, then, subject to the conditions set forth in Section 2.05(c)(i):
     (1) effective on and as of the Increase Date, the aggregate amount of the Commitments shall be increased by the Total Committed Increase (provided that the aggregate amount of the Commitments shall in no event be increased pursuant to this Section 2.05(c) to more than $2,000,000,000) and shall be allocated among the New Lenders and the Lenders as provided in Section 2.05(c)(vi); and

     (2) on the Increase Date, if any Revolving Credit Advances are then outstanding, the Company shall borrow Revolving Credit Advances from all or certain of the Lenders and/or (subject to compliance by the Company with Section 8.04(c)) prepay Revolving Credit Advances of all or certain of the Lenders such that, after giving effect thereto, the Revolving Credit Advances (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes New Lenders) ratably in accordance with their respective Commitments.
If the Total Committed Increase is less than $25,000,000, then the aggregate amount of the Commitments shall not be changed pursuant to this Section 2.05(c).
     (vi) The Total Committed Increase shall be allocated among New Lenders having Proposed New Commitments and Lenders having Proposed Increased Commitments as follows:
     (1) If the Total Committed Increase shall be at least $25,000,000 and less than or equal to the Proposed Aggregate Commitment Increase, then (x) the initial Commitment of each New Lender shall be such New Lender’s Proposed New Commitment and (y) the Commitment of each Lender shall be increased by such Lender’s Proposed Increased Commitment.
     (2) If the Total Committed Increase shall be greater than the Proposed Aggregate Commitment Increase, then the Total Committed Increase shall be allocated:
     (x) first to New Lenders (to the extent of their respective Proposed New Commitments) in such a manner as the Company shall agree; and
     (y) then to Lenders on a pro rata basis based on the ratio of each Lender’s Proposed Increased Commitment (if any) to the aggregate amount of the Proposed Increased Commitments of all of the Lenders.
     (vii) No increase in the Commitments contemplated hereby shall become effective until the Agent shall have received (x) Revolving Credit Notes payable to each New Lender and each other Lender whose Commitment is being increased, and (y) evidence satisfactory to the Agent (including an update of the opinion of counsel provided pursuant to Section 3.01(g)(iv)) that such increases in the Commitments, and borrowings thereunder, have been duly authorized by all necessary corporate and other action on the part of the Company.
     Section 2.06 Repayment of Revolving Credit Advances: Extension of Termination Date.
     (a) The Company shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding, and all accrued but unpaid interest, fees and all other amounts due hereunder.
     (b) The Company may, by written notice to the Agent (which shall promptly notify the Lenders) not more than 90 nor less than 60 days prior to each anniversary of the date hereof

(such anniversary date following such notice, the “Extension Date”), request that the Termination Date then in effect (the “Existing Termination Date”) be extended for a period of one year. Such request shall be irrevocable and binding upon the Company. The Agent shall promptly notify each Lender of such request. If a Lender agrees, acting in its sole discretion, to so extend its Commitment (an “Extending Lender”), it will notify the Agent, in writing, of its decision to do so not more than 30 nor less than 20 days before the Extension Date; it being understood that failure to give such notice shall be deemed a decision not to extend. If any Lender fails to accept the Company’s request for extension of the Termination Date (a “Declining Lender”), the Company shall have the right, prior to the Extension Date, to require any Declining Lender to assign in full its rights and obligations under this Agreement to an Eligible Assignee (including any Extending Lender) designated by the Company that agrees to accept all of such rights and obligations and agrees to such extension (a “Replacement Lender”), provided that (i) such assignment is otherwise in compliance with Section 8.07, (ii) such Declining Lender receives payment in full of the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the Extension Date. If (i) there are no Declining Lenders or all of the Declining Lenders are replaced by Replacement Lenders as set forth above and (ii) no Default shall have occurred and be continuing immediately prior to the Extension Date, the Termination Date shall be extended by one year (except that, if the date on which the Termination Date is to be extended is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day), and the Agent shall promptly notify the Company of such extension. If there are any Declining Lenders that are not replaced in accordance with the terms above, the Company may (i) withdraw its request for an extension and the Existing Termination Date will remain in effect or (ii) provided that no Default shall have occurred and be continuing immediately prior to the Extension Date, on the Extension Date (x) pay any such Declining Lenders in full for all principal, interest and other amounts owing to such Declining Lender under this Agreement, reduce the aggregate Commitments of the Lenders by the amount of the Commitment of such Declining Lenders and (y) Cash Collateralize such Lender’s L/C Participation Percentage, whereupon such Lender shall cease to be a party hereto, and extend the Termination Date for one year at the reduced aggregate Commitment amount.
     Section 2.07 Interest on Revolving Credit Advances.
     Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to such Borrower owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (b) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) 0.135%, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

     (c) Default Rate. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the principal of and, to the extent permitted by law, interest on the Advances and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.
     Section 2.08 Interest Rate Determination.
     (a) If the Eurodollar Rate does not appear on Page 3750 (or any successor page), each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If the Eurodollar Rate does not appear on Page 3750 (or any successor page), and if any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07, and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(b).
     (b) If, due to a major disruption in the interbank funding market with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
     (c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Lenders and the Company will be deemed to have selected an Interest Period of one month.
     (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances constituting any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.
     (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
     (f) If the Eurodollar Rate does not appear on Page 3750 (or any successor page) and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,
     (i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

     (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (iii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
     Section 2.09 Optional Conversion of Revolving Credit Advances.
     The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances of one Type constituting the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company.
     Section 2.10 Optional Prepayments of Revolving Credit Advances.
     The Company may, upon at least one Business Day’s notice, in the case of Base Rate Advances, and three Business Days’ notice, in the case of Eurodollar Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Revolving Credit Advances constituting part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
     Section 2.11 Increased Costs.
     (a) If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any governmental authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority that would be complied with generally by similarly situated banks acting reasonably (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or (as the case may be) issuing or participating in Letters of Credit, in either case by an amount deemed by such Lender to be material, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Bid Advance if the change giving rise to such request was applicable to such Lender at the time of submission of such Lender’s offer to make such Competitive Bid Advance.
     (b) If, due to either (i) the introduction of or any change in or interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental or regulatory authority which becomes effective after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Advances or commitment to lend or (as the case may be) issue or participate in Letters of Credit hereunder and other commitments of this type by an amount deemed by such Lender to be material, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Advances or commitment to lend or (as the case may be) issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
     Section 2.12 Illegality.
     Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent (and provide to the Company an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (i) each Eurodollar Rate Advance or LIBO Rate Advance made by such Lender, as the case may be, will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a), as the case may be, and (ii) the obligation of such Lender to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until such Lender shall notify the Company and the Agent that the circumstances causing such suspension no longer exist.
     Section 2.13 Payments and Computations.
     (a) Each Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds without deduction, off-set or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees or letter of credit fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.03, 2.05(b), 2.06(b), 2.11, 2.14, 2.18(j) or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
     (b) All computations of interest based on the Base Rate and of facility fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that a Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
     Section 2.14 Taxes.
     (a) Each Lender is exempt from any withholding imposed under the laws of the United States in respect of any fees, interest or other payments to which it is entitled pursuant to this Agreement or the Notes (the “Income”) because (i) the Lender is organized under the laws of the United States; (ii) the Income is effectively connected with the conduct of a trade or business within the United States within the meaning of Section 871 of the Internal Revenue Code; or (iii) the Income is eligible for an exemption by reason of a tax treaty. The Agent is exempt from any withholding tax imposed under the laws of the United States in respect of the Income because the Agent is organized under the laws of the United States.
     (b) Each Lender organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Assumption pursuant to which it became a Lender in the case of each other Foreign Lender and from time to time thereafter if requested in writing by the Company or the Agent, provide the Agent and the relevant Borrower with Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Foreign Lender is exempt or entitled to a reduced rate of United States withholding tax on any Income that is the subject of such forms. If the form provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, or in excess of the rate applicable to the Foreign Lender assignor on the date of the Assignment and Assumption pursuant to which it became a Foreign Lender, in the case of each other Foreign Lender, withholding tax at such rate shall be considered excluded from Taxes as defined in Section 2.14(c).
     (c) Based on Section 2.14(a) and (b), any and all payments by any Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any present United States federal income withholding taxes imposed on a Foreign Lender under the Internal Revenue Code (such withholding taxes being hereinafter referred to as “Taxes”).
     (d) If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any United States law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs on or after the date a Foreign Lender first becomes a party to this Agreement (a “Change in Law”), a Foreign Lender cannot comply with Section 2.14(b) or, if despite such compliance, any Borrower shall be required to deduct any Taxes from or in respect of any Income, then: (i) the sum payable to such Foreign Lender shall be increased as may be necessary so that after making all required deductions for such Taxes (including deductions applicable to additional sums payable under this Section 2.14) such Foreign Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, each Borrower shall be entitled to pay any Taxes in any lawful manner so as to reduce any deductions and such Foreign Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Foreign Lender or the Agent (in lieu of such Foreign Lender), as the case may be, is required to pay directly any Taxes as a result of a Change in Law because a Borrower cannot or does not legally or timely do so, the Company shall indemnify such Foreign Lender or Agent for payment of such Taxes, without duplication of, or increase in, the amount of Taxes otherwise due to the Foreign Lender.
     (e) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (excluding any income or franchise taxes, business taxes or capital taxes of any nature) that arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”). If a Lender is required to pay directly Other Taxes because a Borrower cannot or does not legally or timely do so, the Company shall indemnify such Lender for such payment of Other Taxes. Notwithstanding anything to the contrary in this paragraph (e), each Lender shall upon the written request of and at the expense of the Company use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such Other Taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender, cause imposition on such Lender of any material legal or regulatory burdens.
     (f) Within 30 days after the date of any payment of Taxes or foreign withholding taxes, the Company shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. Prior to making any payment hereunder or under the Notes by or on behalf of any Borrower through an account or branch outside the United States or on behalf of any Borrower by a payor that is not a United States person (a “Foreign Payment”), such Borrower shall determine that no foreign withholding taxes are payable in respect thereof, and at its expense, shall furnish, or shall cause such payor to furnish, to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such Foreign Payment is exempt from or not subject to foreign withholding taxes. Each Lender shall cooperate with each Borrower’s efforts described in this subsection by providing to the extent reasonably within its means any forms requested by such Borrower substantiating an exemption from foreign withholding taxes required by any governmental agency. For purposes of this subsection (f), the terms “United States” and “United States person” shall have the meaning specified in Section 7701 of the Internal Revenue Code. If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any applicable foreign law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs on or after the date a tax opinion is rendered pursuant to the terms of this subsection, and which renders such tax opinion incorrect as to the absence of any foreign withholding tax (the “Foreign Change in Law”), any Borrower shall be required to deduct any foreign withholding taxes from or in respect of any Income, then: (i) the sum payable to the applicable Lender shall be increased as may be necessary so that after making all required deductions for foreign withholding taxes (including deductions applicable to additional sums payable under this Section 2.14) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, each Borrower shall be entitled to pay any foreign withholding taxes in any lawful manner so as to reduce any deductions and such Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Lender is required to pay directly any foreign withholding tax in respect of any Foreign Payments made pursuant to the Note held by such Lender or this Agreement because a Borrower cannot or does not legally or timely do so, the Company shall indemnify such Lender for payment of such tax.
     (g) For any period with respect to which a Lender has failed to comply with the requirements of subsection (b) or (f) relating to certain forms intended to reduce withholding taxes (other than if such failure is due to a Change in Law or a Foreign Change in Law), such Lender shall not be entitled to indemnification under subsection (d) or (f).
     (h) Upon a Change in Law or the imposition of any foreign withholding tax in respect of Foreign Payments, a Lender shall, upon the written request of and at the expense of the Company, use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender, cause the imposition on such Lender of any material legal or regulatory burdens.
     (i) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Company contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and under the Notes until the applicable statute of limitations relating to the payment of any Taxes under Section 2.14(d) has expired.
     (j) Any request by any Lender for payment of any amount under this Section 2.14 shall be accompanied by a certification that such Lender’s claim for said amount is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
     Section 2.15 Sharing of Payments, Etc.
     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.05(b), 2.06(b), 2.11, 2.14 or 8.04(c)) or the participations in L/C Obligations held by it in excess of its ratable share thereof, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation or subparticipation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation or subparticipation. This Section 2.15 shall continue to apply after any conversion of the Revolving Credit Advances pursuant to Section 2.06(b).
     Section 2.16 Use of Proceeds.
     The proceeds of the Advances and the Letters of Credit shall be available (and the Company agrees that such proceeds shall be used) to repay outstanding commercial paper issued by the Company and its subsidiaries and for general corporate purposes of the Company and its Subsidiaries, including working capital, capital investments and acquisitions.
     Section 2.17 Borrowings by Borrowing Subsidiaries.
     (a) The Company may, at any time or from time to time upon not less than 10 Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, designate one or more Subsidiaries as Borrowers hereunder by furnishing to the Agent a letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit D, duly completed and executed by the Company and such Subsidiary. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 2.17(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. Upon any such designation of a Subsidiary, such Subsidiary shall be a Borrowing Subsidiary and a Borrower entitled to borrow Revolving Credit Advances and Competitive Bid Advances on and subject to the terms and conditions of this

Agreement.
If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary (and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Designated Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of Section 8.07.
As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
     (b) If all principal of and interest on all Advances made to any Borrowing Subsidiary have been paid in full, the Company may terminate the status of such Borrowing Subsidiary as a Borrower hereunder by furnishing to the Agent a letter (a “Termination Letter”) in substantially the form of Exhibit E, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt by the Agent, which shall promptly notify the Lenders, whereupon the Lenders shall, upon payment in full of all amounts owing by such Borrower hereunder, promptly deliver to the Company (through the Agent) the Notes, if any, of such former Borrower. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.11 or 2.14) or (ii) the obligations of the Company under Article IX with respect to any such unpaid obligations; provided that if the status of such Borrowing Subsidiary has been terminated as aforesaid because the Company has sold or transferred its interest in such Subsidiary, and the Company so certifies to the Agent at the time of the delivery of such Termination Letter, and subject to payment of said principal and interest, (i) such Subsidiary shall automatically, upon the effectiveness of the delivery, of such Termination Letter and certification, cease to have any obligation under this Agreement or the Notes and (ii) the Company shall automatically be deemed to have unconditionally assumed, as primary obligor, and hereby agrees to pay and perform, all of such obligations.

          Section 2.18 Letters of Credit.
          (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.18, (1) from time to time on any Business Day during the period from the Effective Date to the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the sum of (1) the aggregate principal amount of the Advances outstanding plus (2) all outstanding L/C Obligations shall not exceed the aggregate amount of the Commitments of the Lenders, (y) the aggregate principal amount of the Revolving Credit Advances of any Lender, plus such Lender’s L/C Participation Percentage of the outstanding L/C Obligations shall not exceed such Lender’s Commitment or (z) the outstanding L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) subject to Section 2.18(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any laws, rules regulations and orders applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate any laws, rules regulations and orders or one or more policies of the L/C Issuer;
     (C) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;
     (D) such Letter of Credit is to be denominated in a currency other than U.S. dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) a default of any Lender’s obligations to fund under Section 2.18(c) exists or any Lender has otherwise failed to comply with any of its funding obligations hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and

(D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or the Company, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s L/C Participation Percentage times the amount of such Letter of Credit. Each Lender acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s L/C Participation Percentage at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.05(c), an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Agent thereof. Not later than 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (provided that the L/C Issuer notifies the Company of the related drawing prior to 12:00 noon on such Honor Date), the Company shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing; if such notice is received by the Company after 12:00 noon on the Honor Date, the Company shall make such reimbursement to the L/C Issuer on or before 11:00 a.m. on the next succeeding Business Day after the Honor Date together with interest on such amount accrued from the Honor Date at the Base Rate. If the Company fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s L/C Participation Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Revolving Credit Borrowings, but subject to the amount of the unutilized portion of the aggregate amount of the Commitments of all the Lenders and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Revolving Credit Borrowing). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.18(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.18(c)(i) make funds available to the Agent for the account of the L/C Issuer at the Agent’s Account in an amount equal to its L/C Participation Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.18(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Company in such amount. The Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Base Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.18(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.18.
     (iv) Until each Lender funds its Revolving Credit Advance or L/C Advance pursuant to this Section 2.18(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s L/C Participation Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Credit Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.18(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.18(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Company of a Notice of Revolving Credit Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.18(c) by the time specified in Section 2.18(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.18(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its L/C Participation Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.
     (ii) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.18(c)(i) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or otherwise (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its L/C Participation Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     (e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Documents;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented by the beneficiary under such Letter of Credit proving to be forged, fraudulent or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
     The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent or any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.18(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other governmental authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Company shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations (determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Sections 2.05, 2.06(b) and 6.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.18, Section 2.05, Section 2.06(b) and Section 6.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Agent.
     (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Company shall pay to the Agent for the account of each Lender in accordance with its L/C Participation Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 0.135% times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer, for its own account, (i) a one-time fronting fee with respect to each commercial Letter of Credit in an amount equal to 0.115% per annum times the amount of such commercial Letter of Credit, due and payable at the time of issuance and (ii) a fronting fee with respect to each standby Letter of Credit in an amount equal to 0.115% per annum on the daily maximum amount available to be drawn thereunder (whether or not such maximum amount is then in effect under such Letter of Credit), due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
     Section 3.01 Conditions Precedent to Effectiveness of Sections 2.01, 2.03 and 2.18.
     Sections 2.01, 2.03 and 2.18 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) As of the Effective Date, there shall have occurred no Material Adverse Change since December 31, 2005 that has not been publicly disclosed.
     (b) As of the Effective Date, there shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company’s executive officers, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) could reasonably be likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
     (c) As of the Effective Date, nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect.
     (d) As of the Effective Date, all governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect.
     (e) As of the Effective Date, the Company shall have paid all accrued fees and expenses of the Agent, the Syndication Agents, the Lead Arrangers and the Lenders (including the accrued fees and expenses of counsel to the Agent).
     (f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (g) The Agent shall have received on or before the Effective Date the following,

each dated such date, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:
     (i) The Revolving Credit Notes payable to the order of each Lender.
     (ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes, including, without limitation, copies of the articles of incorporation and bylaws of the Company.
     (iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
     (iv) A favorable opinion of Thomas H. Tamoney, Jr., Vice President and Associate General Counsel of the Company, in form and substance reasonably satisfactory to the Agent and the Lenders.
     (v) A copy of the Indenture dated as of December 14, 1994 between the Company and JPMorgan Chase Bank, N.A. as successor to The Chase Manhattan Bank (National Association), Trustee (and all amendments thereto).
     (h) The Agent shall have received evidence of (i) the termination of the commitments to make extensions of credit to the Company and the Borrowing Subsidiaries by the lenders party to each of the Existing Credit Agreements and (ii) payment in full of all amounts owing under each of the Existing Credit Agreements.
     Section 3.02 Conditions Precedent to Each Revolving Credit Borrowing and Each Letter of Credit Extension.
     The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing and the obligations of the L/C Issuer to make any Letter of Credit Extension shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or such Letter of Credit Extension:
     (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by any Borrower of the proceeds of such Revolving Credit Borrowing and each submission of a Letter of Credit Application shall constitute a representation and warranty by the Company and such Borrower that on the date of such Borrowing or Letter of Credit Extension, as the case may be, such statements are true):
     (i) The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct on and as of the date of such Revolving Credit Borrowing or Letter of Credit Extension, as the case may be, before and after giving effect to such Revolving Credit Borrowing or Letter of Credit Extension, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date, and
     (ii) No event has occurred and is continuing, or would result from such

Revolving Credit Borrowing or Letter of Credit Extension, as the case may be, or from the application of the proceeds therefrom, that constitutes a Default; and
     (b) the Agent shall have received the Notice of Revolving Credit Borrowing and/or the L/C Issuer shall have received the Letter of Credit Application, as the case may be, and such other approvals, opinions or documents as any Lender through the Agent may reasonably request, and, in the case of the first Borrowing by a Borrowing Subsidiary, the Agent shall have received such Revolving Credit Notes, corporate documents, resolutions and legal opinions relating to such Borrowing Subsidiary as the Agent may reasonably require.
     Section 3.03 Conditions Precedent to Each Competitive Bid Borrowing.
     The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by any Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Company and such Borrower that on the date of such Competitive Bid Borrowing such statements are true):
     (a) The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,
     (b) No event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and
     (c) No event has occurred and no circumstance exists as a result of which the information concerning the Company that has been provided to the Agent and each Lender by the Company in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
     Section 3.04 Determinations Under Section 3.01.
     For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Company to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of the Company.
     The Company represents and warrants as follows:
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.
     (b) The execution, delivery and performance by the Company of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any law or any contractual restriction binding on or materially affecting the Company.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes.
     (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.
     (e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows and common shareholders’ equity of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent registered public accounting firm, present fairly, in all material respects, the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the year ended on such date, all in accordance with United States generally accepted accounting principles consistently applied. Since December 31, 2005, there has been no Material Adverse Change.
     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Company before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
     (g) No proceeds of any Advance or Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, other than equity securities issued by the Company.
     (h) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (i) Following application of the proceeds of each Advance and each Letter of Credit, not more than 25 percent of the value of the assets (either of any Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 5.02(a) or (b) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock.
     (j) Neither the Company nor any of its Subsidiaries is an “investment company”, a company “controlled by”, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by any Borrower will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
ARTICLE V
COVENANTS OF THE COMPANY
     Section 5.01 Affirmative Covenants.
     So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Company will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where failure so to comply would not, and would not be reasonably likely to, have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and such Lien would be reasonably likely to have a Material Adverse Effect.
     (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Material Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders.
     (d) Reporting Requirements. Furnish to the Agent:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with GAAP, it being agreed that delivery of the Company’s Quarterly Report on Form 10-Q will satisfy this requirement;
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Required Lenders, it being agreed that delivery, of the Company’s Annual Report on Form 10-K will satisfy this requirement;
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto; and
     (iv) promptly after the sending or filing thereof copies of all annual reports and proxy solicitations that the Company sends to any of its security holders, and copies of all reports on Form 8-K that the Company or any Subsidiary files with the Securities and Exchange Commission.
Reports and financial statements required to be delivered by the Company pursuant to clauses (i), (ii) and (iv) of this subsection (d) shall be deemed to have been delivered on the date on which the Company posts such reports, or reports containing such financial statements, on its website on the Internet at www.pepsico.com, at www.sec.gov or at such other website identified by the Company in a notice to the Agent and that is accessible by the Lenders without charge; provided that the Company shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent.
     Section 5.02 Negative Covenants.
     So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Company will not:
     (a) Secured Debt. Create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any Debt secured by a Lien on (i) any Principal Property, (ii) any shares of stock of a Restricted Subsidiary or (iii) any Debt of any Restricted Subsidiary

unless the Company or such Restricted Subsidiary secures or causes such Restricted Subsidiary to secure the Advances and all other amounts payable under this Agreement and the Notes equally and ratably with such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto the aggregate amount of all such Debt so secured does not exceed 10% of Consolidated Net Tangible Assets at such time, provided that the foregoing restriction does not apply to Debt secured by:
     (i) Liens existing prior to the date hereof;
     (ii) Liens on property of, or on shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;
     (iii) Liens in favor of the Company or any Restricted Subsidiary;
     (iv) Liens in favor of any governmental bodies to secure progress or advance payments;
     (v) Liens on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Debt incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction, or the commencement of full operation of such property or within 120 days after the acquisition of such shares or Debt for the purpose of financing all or any part of the purchase price thereof or construction thereon; and
     (vi) any extension, renewal or refunding referred to in the foregoing clauses (i) to (v), inclusive.
     (b) Mergers, Etc. (i) Merge or consolidate with or into, or permit any of its Subsidiaries to merge or consolidate with or into, any corporation, (ii) sell, lease, transfer or otherwise dispose of all or any substantial part of its assets (except in the ordinary course of business), whether now owned or hereafter acquired, (iii) acquire all or substantially all the assets and assume all or substantially all the liabilities of any Person, or permit any of its Subsidiaries to do so, or (iv) acquire any shares of the stock of any Person other than a Subsidiary of the Company, or permit any of its Subsidiaries to do so, unless the Company or one of its Subsidiaries would be the acquiring or surviving party in such transaction and no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding the foregoing, the Company may at any time sell or otherwise dispose of all the stock of any of its Subsidiaries (or substantially all the assets of any of its Subsidiaries) if the board of directors of the Company shall have determined that the retention of such stock or assets is no longer in the best interests of the Company and that such sale or disposition will not materially adversely affect the Consolidated financial condition of the Company and its Subsidiaries taken as a whole.

ARTICLE VI
EVENTS OF DEFAULT
     Section 6.01 Events of Default.
     If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Any Borrower shall fail to pay any principal of, or interest on, any Advance or any L/C Obligation or to make any other payment under this Agreement or any Note, in each case within five days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Company herein or by any Borrower (or any of its officers) in connection with this Agreement (including without limitation by any Borrowing Subsidiary pursuant to any Designation Letter) shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d) or 5.02, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or
     (d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Company or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
     (g) Any event, action or condition with respect to an employee benefit plan of the Company subject to Title IV of ERISA results in any penalty or action pursuant to ERISA that has a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and (iii) shall at the request, or may with the consent, of the Required Lenders, require that the Company Cash Collateralize the L/C Obligations; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any Borrowing Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically be terminated, (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, protest or any notice of any kind, all of which are hereby expressly waived by the Company and (C) the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective without further act of the Agent or any Lender.
ARTICLE VII
THE AGENT
     Section 7.01 Authorization and Action.
     (a) Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement.
     (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
     Section 7.02 Agent’s Reliance, Etc.
     Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Company or any Subsidiary Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
     Section 7.03 Citibank and Affiliates.
     With respect to its Commitment, the Advances made by it, the Letters of Credit issued by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Company or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

     Section 7.04 Lender Credit Decision.
     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     Section 7.05 Indemnification.
     The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Revolving Credit Notes then held by each of them (or if no Revolving Credit Notes are at the time outstanding or if any Revolving Credit Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.
     Section 7.06 Successor Agent.
     The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent approved by the Company, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any duties or obligations under this Agreement prior to its retirement as Agent. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     Section 7.07 Syndication Agents and Lead Arrangers.
     Without prejudice to the obligations of the Agent hereunder, the Syndication Agents and Lead Arrangers, in their capacities as such, have no duties, obligations or responsibilities under this Agreement.

ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitment of a Lender or subject a Lender to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release the guarantee as set forth in Section 9.01, or (g) amend this Section 8.01; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above to take such action, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it.
     Section 8.02 Notices, Etc.
     All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied, or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 8.02(a), if to any Borrower, to the Company at its address at 700 Anderson Hill Road, Purchase, New York 10577, Attention: Assistant Treasurer, Telecopier No. (914) 253-3303, with a copy to Secretary, Telecopier No. (914) 253-3123; if to any Initial Lender, at its Domestic Lending Office set forth in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and if to the Agent, at the Agent Address; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(d)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Company by the Agent. All such notices and communications shall, when mailed, telecopied be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. The Company and the Agent may agree to accept notice and other communications by electronic means pursuant to procedures approved by both parties.
     (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(d)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
     (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     Section 8.03 No Waiver; Remedies.
     No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 8.04 Costs and Expenses.
     (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
     (b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No party hereto shall have any liability to any other party hereto for any indirect, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith.
     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     (d) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
     Section 8.05 Right of Set-off.
     Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
     Section 8.06 Binding Effect.
     This Agreement shall become effective (other than Sections 2.01, 2.03 and 2.18, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, each Subsidiary Borrower (if any), the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     Section 8.07 Assignments and Participations.
     (a) Each Lender may, upon ten days’ notice to the Agent and with the consent of the Company and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.11 or Section 2.14 or pursuant to Section 2.06(b)) upon at least 20 Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances and L/C Obligations owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it or Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 8.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, including with respect to L/C Obligations and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined in clause (d) below), an Assignment and Assumption, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided that an assigning Lender’s rights to indemnification and reimbursement pursuant to Section 8.04 shall survive assignment hereunder.
     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Agent and the Company, the option to provide to the Borrowers all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Advance, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and

(iii) the Borrowers may bring any proceeding against either the Granting Lender or the SPV in order to enforce any rights of the Borrowers hereunder. The making of an Advance by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, the Company or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to any financial institutions (consented to by the Company and the Agent) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Advances and such SPV may disclose, on a confidential basis, confidential information with respect to the Company and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV. This paragraph may not be amended without the consent of any SPV at the time holding Advances under this Agreement.
     (b) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
     (c) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and

Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within five Business Days after receipt by the Company of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Credit Note a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained a Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Credit Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1 hereto.
     (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Each Lender may, upon notice to the Agent and the Company, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation or release the Borrower from its obligations hereunder, including, without limitation, its obligations under Article IX.
     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender.
     (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement

(including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     Section 8.08 Confidentiality.
     Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender, (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder and (f) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Company.
     In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers.
     Section 8.09 Governing Law.
     This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8.10 Execution in Counterparts.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 8.11 Jurisdiction, Etc.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 8.12 WAIVER OF JURY TRIAL.
     EACH BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
     Section 8.13 USA PATRIOT Act Notice.
     Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Agent, as applicable, to identify the Company in accordance with the Act.
ARTICLE IX
GUARANTEE
     Section 9.01 Guarantee.
     The Company hereby unconditionally guarantees to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest on the Advances to and the Notes of (to the extent of the principal of and interest on Advances made to) each Borrowing Subsidiary and all other amounts whatsoever from time to time now or hereafter owing to the Lenders or the Agent or any of them by any Borrowing Subsidiary under this Agreement pursuant to its Designation Letter, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Company hereby further agrees that if any Borrowing Subsidiary shall fail to pay in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     Section 9.02 Obligations Unconditional.
     (a) The obligations of the Company under this Article IX, and the obligations (if any) of the Company assumed pursuant to Section 2.17(b), are unconditional irrespective of (i) the value, genuineness, legality, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations or any covenants in respect thereof or any security therefor, (iii) any extension of time for performance or waiver of performance of any covenant of any Borrowing Subsidiary or any failure or omission to enforce any right with regard to any of the Guaranteed Obligations, (iv) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (v) any other circumstance whatsoever which may or might constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Company under this Article IX shall be absolute and unconditional under any and all circumstances.
     (b) The Company hereby expressly waives diligence, presentment, demand, protest and all notices whatsoever with regard to any of the Guaranteed Obligations and said obligations assumed under Section 2.17(b) and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Borrowing Subsidiary or any other Person hereunder or under the Designation Letter of such Borrowing Subsidiary or under any Note of such Borrowing Subsidiary or any other guarantor of or any security for any of the Guaranteed Obligations. The obligations of the Company under this Article IX constitute a guarantee of payment and not of collection.
     Section 9.03 Reinstatement.
     The guarantee in this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrowing Subsidiary in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
     Section 9.04 Subrogation.
     Until the termination of the Commitments and the payment in full of the principal of and interest on the Advances and all other amounts payable to the Agent or any Lender hereunder, the Company hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article IX.
     Section 9.05 Remedies.
     The Company agrees that, as between the Company on the one hand and the Lenders and the Agent on the other hand, the obligations of any Borrowing Subsidiary guaranteed under this Agreement may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VI, for purposes of Section 9.01 hereof notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Borrowing Subsidiary or otherwise) preventing such declaration as against such Borrowing Subsidiary and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Borrowing Subsidiary) shall forthwith become due and payable by the Company for purposes of said Section 9.01.
     Section 9.06 Continuing Guarantee.
     The guarantee in this Article IX is a continuing guarantee and shall apply to all Guaranteed

Obligations whenever arising.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PEPSICO, INC.
By:	/s/ Lionel L. Nowell III
Name:	Lionel L. Nowell III
Title:	Senior Vice President and Treasurer

By:	/s/ J. Darrell Thomas
Name:	J. Darrell Thomas
Title:	Vice President and Assistant Treasurer

CITIBANK, N.A. as Agent, L/C Issuer and as an Initial Lender
By:	/s/ Carolyn A. Kee
Name:	Carolyn A. Kee
Title:	Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Thomas T. Hou
Name:	Thomas T. Hou
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Thomas A. Foley
Name:	Thomas A. Foley
Title:	Senior Vice President

MERRILL LYNCH BANK USA
By:	/s/ Frank Stepan
Name:	Frank Stepan
Title:	Vice President

MORGAN STANLEY BANK
By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

UBS LOAN FINANCE LLC
By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

BANCO BILBAO VIZCAYA ARGENTARIA S.A.
By:	/s/ Jay Levit
Name:	Jay Levit
Title:	Vice President

By:	/s/ Erich Michel
Name:	Erich Michel
Title:	Vice President

BANK OF AMERICA, N.A.
By:	/s/ David L. Catherall
Name:	David L. Catherall
Title:	Vice President

THE BANK OF NEW YORK
By:	/s/ Joanna S. Bellocq
Name:	Joanna S. Bellocq
Title:	Vice President

Schedule I
Commitments

Lender	Commitment
Citibank, N.A.	$300,000,000

JPMorgan Chase Bank	$300,000,000

HSBC Bank USA, National Association	$150,000,000

Merrill Lynch Bank USA	$150,000,000

Morgan Stanley Bank	$150,000,000

UBS Loan Finance LLC	$150,000,000

Banco Bilbao Vizcaya Argentaria S.A.	$100,000,000

Bank of America, N.A.	$100,000,000

The Bank of New York	$100,000,000

Total:	$1,500,000,000

Schedule II
Agent’s Address

Exhibit A-1 to
Credit Agreement
FORM OF REVOLVING CREDIT PROMISSORY NOTE
Dated: May __, 2006
     FOR VALUE RECEIVED, the undersigned, PEPSICO, INC., a North Carolina corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                          (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five-Year Credit Agreement dated as of May 22, 2006 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.
     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at the Agent’s Account, in same day funds for the account of the Lender. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note. Each such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed.
     This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
     The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     This Promissory Note shall be governed by, and construed in accordance with the laws of the State of New York.

PEPSICO, INC.

By:

Name:

Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	Or Prepaid	Balance	Made By

Exhibit A-2 to
Credit Agreement
FORM OF COMPETITIVE BID PROMISSORY NOTE

U.S.$	Dated: May ___, 2006
     FOR VALUE RECEIVED, the undersigned, PEPSICO, INC., a North Carolina corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                          (the “Lender”) for the account of its Applicable Lending Office (as defined in the Five-Year Credit Agreement dated as of May 22, 2006 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)), on ,                      the principal amount of U.S.$                     .
     The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:
     Interest Rate:                     % per annum (calculated on the basis of a year of                     days for the actual number of days elapsed).
     Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., for the account of the Lender at the office of Citibank, N.A., at the Agent’s Account in same day funds.
     This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
     The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
     This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

PEPSICO, INC.

By:

Name:

Title:

Exhibit B-1 to
Credit Agreement
FORM OF NOTICE OF REVOLVING CREDIT BORROWING
Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below

[Date]

     Attention:
Ladies and Gentlemen:
     The undersigned, PepsiCo, Inc. (the “Company”), refers to the Five-Year Credit Agreement, dated as of May 22, 2006 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
     (i) The Business Day of the Proposed Revolving Credit Borrowing is                     ,                     .
     (ii) The Type of Advances constituting the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
     (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $                     .
     (iv) The identity of the Borrower for the Proposed Revolving Credit Borrowing is                                         , a                                          corporation.
     [(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is                      month[s].]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:
     (a) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
     (b) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and
     (c) the aggregate amount of the Proposed Revolving Credit Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

Very truly yours,

PEPSICO, INC.

By:

Name:

Title:

Exhibit B-2 to
Credit Agreement
FORM OF NOTICE OF COMPETITIVE BID BORROWING
Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below

May ___, 2006

     Attention:
Ladies and Gentlemen:
     The undersigned, PepsiCo, Inc. (the “Company”), refers to the Five-Year Credit Agreement, dated as of May 22, 2006 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive
Bid Borrowing

(B)	Amount of Competitive
Bid Borrowing

(C)	Maturity Date

(D)	Interest Rate Basis

(E)	Interest Payment Date(s)

(F)	Identity of Borrower

(G)

(H)

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:
     (a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

1

     (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom that constitutes a Default;
     (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and
     (d) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

Very truly yours,

PEPSICO, INC.

By:

Name:

Title:

2

Exhibit C to
Credit Agreement
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]

3.	Company: PepsiCo, Inc.

4.	Agent: Citibank, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	Five-Year Credit Agreement, dated as of May 22, 2006, among PepsiCo, Inc. (the “Company”), the Lenders party thereto and Citibank, N.A., as Agent.

6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/	Commitment/	Assigned of
	Advances	Advances	Commitment/
Facility Assigned	for all Lenders*	Assigned*	Advances[1]
Revolving Credit	$	$	%
[7.      Trade Date:                                         ]2
Effective Date:                                         , 20___[TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

*	Amount to be adjusted to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent

By:

Title:

[Consented to:]

[PEPSICO, INC.]

By:

Title:

[BANK OF AMERICA, N.A., as L/C Issuer]

By:

Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(d) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender’), attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit D to
Credit Agreement
FORM OF DESIGNATION LETTER
May __, 2006
To Citibank, N.A.,
      as Agent
Attention:
Ladies and Gentlemen:
     We make reference to the Five-Year Credit Agreement (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of May 22, 2006 among PepsiCo, Inc., (the “Company”), Citibank, N.A., as Agent (the “Agent”), and the banks party thereto (the “Initial Lenders”).
     The Company hereby designates [                                        ] (the “Borrowing Subsidiary”), a Subsidiary of the Company and a corporation duly incorporated under the laws of [                                        ], as a Borrower in accordance with Section 2.17 of the Credit Agreement until such designation is terminated in accordance with said Section 2.17.
     The Borrowing Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, such Borrowing Subsidiary shall be a Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Borrowing Subsidiary hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Agent and each Lender may conclusively rely on the foregoing authorization.
     The Company hereby represents and warrants to the Agent and each Lender that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are true and correct on the Effective Date as if made on and as of the date hereof and (ii) no Default has occurred and is continuing. The Borrowing Subsidiary represents and warrants that each of the representations and warranties set forth in Section 4.01(a) (as if the reference therein to North

Carolina were a reference to its jurisdiction of organization), (b), (c) and (d) of the Credit Agreement are true as if each reference therein to the Company were a reference to the Borrowing Subsidiary and as if each reference therein to the Loan Documents were a reference to this Designation Letter and the Note executed by the Borrowing Subsidiary in connection herewith.
     The Borrowing Subsidiary hereby aware that this Designation Letter, the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrowing Subsidiary hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby. The Borrowing Subsidiary irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowing Subsidiary further agrees that service of process in any such action or proceeding brought in New York may be made upon it by service upon the Borrower at the “Address for Notices” specified below its name on the signature pages to the Credit Agreement.
     Without limiting the foregoing, the Borrowing Subsidiary joins in the submission, agreements, waivers and consents in Section 8.11 and 8.12 of the Credit Agreement.

PEPSICO, INC.

By

Title:

[NAME OF BORROWING SUBSIDIARY]

By

Title:

ACCEPTED

CITIBANK, N.A., as Agent

By

Title:

Exhibit E to
Credit Agreement
FORM OF TERMINATION LETTER
To Citibank, N.A.,
 as Agent
Attention:
Ladies and Gentlemen:
     We make reference to the Five-Year Credit Agreement (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of May 22, 2006 by and among PepsiCo, Inc. (the “Company”), Citibank, N.A., as Agent, and the banks party thereto.
     The Company hereby terminates the status as a Borrowing Subsidiary of [                                        ], a corporation incorporated under the laws of [                                        ], in accordance with Section 2.17 of the Credit Agreement, effective as of the date of receipt of this notice by the Agent. The undersigned hereby represents and warrants that all principal of and interest on any Advance of the above-referenced Borrowing Subsidiary and all other amounts payable by such Borrowing Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

PEPSICO, INC.

By:

Name:

Title: